Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES THIRD QUARTER RESULTS

Q3 REVENUES INCREASE 57% YEAR OVER YEAR

$1.7 MILLION OPERATING CASH FLOW IN Q3

Horsham, PA -- October 27, 2004--(Business Wire) NutriSystem®, Inc. (AMEX: NSI - news), a leading provider of weight management products and services, today announced results for the third quarter ended September 30, 2004.

Third quarter revenues were $7,655,000, up 57% from $4,866,000 recorded in the same period of 2003. Operating income in the third quarter 2004 was $189,000, up from an operating loss of $369,000 in the third quarter of 2003.

For the first nine months of 2004 revenues were $30,117,000, up 64% from $18,377,000 recorded in the first nine months of 2003. Operating income in the first nine months of 2004 was $2,681,000, a 384% improvement on the $554,000 operating income generated in the first nine months of 2003.

NutriSystem reported third quarter 2004 net income of $121,000 ($0.00 per diluted share), as compared to a net loss of $225,000 ($0.01 per diluted share) for the third quarter of 2003. For the nine months ended September 30, NutriSystem reported net income of $1,623,000 ($0.05 per diluted share) and $2,524,000 ($0.09 per diluted share) for 2004 and 2003, respectively. Net income in 2003 reflects a $1,887,000 reversal of a deferred tax asset reserve.

NutriSystem generated operating cash flow of $1,689,000 and $4,370,000 in the three and nine months ended September 30, 2004 and had $7,440,000 in cash and cash equivalents at September 30, 2004. NutriSystem has no bank debt.

"NutriSystem continued to demonstrate that strong revenue and customer growth can occur even in seasonally slower quarters. We're also proud that this growth did not come at the expense of profits," said NutriSystem Chairman and Chief Executive Officer, Mike Hagan. "We accelerated the pace at which new products were developed, which we anticipate will help drive our customer growth for the fourth quarter and 2005. The combination of strong customer growth in the third quarter and the introduction of many new products in 2004 has created momentum in our business for the fourth quarter as well."

"In the Direct-to-consumer channel, we added about 9,720 new customers in the quarter, a better than 80% increase from about 5,360 in the same quarter last year. In addition, in the third quarter of this year a higher percentage of customers selected Auto Delivery which historically results in higher revenue per customer," noted James D. Brown, Chief Financial Officer. "Finally, we are pleased to have significantly increased our marketing spending without materially increasing our cost to acquire a new customer."

Fourth Quarter 2004 Outlook

The Company anticipates revenues for the fourth quarter of 2004 to be in the range of $6.0 million to $6.6 million, representing a 43% to 57% increase over revenues in the fourth quarter of last year.

The Company does not provide guidance for operating income for the fourth quarter due to the uncertain timing of significant marketing expenses it expects to incur to support first quarter sales. Under generally accepted accounting principles, the Company expenses the production costs of infomercial and television advertising, as well as much of the costs of a direct mailing when the material is initially aired or sent. Depending on a number of factors, these may or may not fall in the fourth quarter.

The Company expects to use cash in the fourth quarter to build up inventories for higher anticipated demand in the first half of 2005.

Hagan concluded, "With our brand, a portfolio of world class products, a loyal customer base, an expanding array of profitable sales channels, and a talented executive team, NutriSystem is now poised to reclaim its position in the diet industry as one of the leading players."

Company to Host Investor Call

The Company will conduct an investor call at 5:00 PM Eastern time today. On the investor call, Michael J. Hagan, Chairman and Chief Executive Officer, George Jankovic, President and Chief Operating Officer, and James D. Brown, Chief Financial Officer will provide the investment community with additional commentary about the quarter and the Company's outlook. A live webcast of the conference call will be available to the public in the investor relations section of the Company's website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time prior to its start to register and download and install any necessary audio software. Interested parties can also listen to the investor call by calling 800-638-5495 (617-614-6204 International). A replay of the webcast will be available for 30 days following the conclusion of the investor call on the Company's website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled, lower Glycemic Index prepared meals, weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)
	Three Months Ended September 30 -------------------------------		Nine Months Ended September 30 -------------------------------
	2004	2003	2004	2003
REVENUES	$ 7,655	$ 4,866	$ 30,117	$ 18,377
COSTS AND EXPENSES
Cost of revenues	4,424	3,002	17,185	11,528
Marketing	1,461	799	5,152	1,949
General and administrative	1,515	1,263	4,903	4,041
New program development	--	124	--	128
Depreciation and amortization	66	47	196	177
	7,466	5,235	27,436	17,823
Operating income (loss)	189	(369)	2,681	554
EQUITY IN LOSSES OF AFFILIATE	--	(19)	--	(110)
INTEREST INCOME, net	12	12	24	42
Income (loss) before income taxes	201	(376)	2,705	486
INCOME TAX PROVISION (BENEFIT)	80	(151)	1,082	(2,038)
Net income (loss)	$ 121	$ (225)	$ 1,623	$ 2,524

BASIC INCOME (LOSS) PER SHARE	$ 0.00	$ (0.01)	$ 0.06	$ 0.10
DILUTED INCOME (LOSS) PER SHARE	$ 0.00	$ (0.01)	$ 0.05	$ 0.09

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	29,263	26,051	28,995	26,148
Diluted	31,298	26,051	31,777	27,000

The costs and expenses for the three and nine months ended September 30, 2003 have been reclassified to conform to the current presentation.